Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                                  Balance Sheet
                                  June 30, 2003
                          -----------------------------
                                   (Unaudited)




Assets

Current assets:
    Cash and temporary cash investments                          $       -
    Accounts receivable                                                273
    Prepaid taxes                                                      161
                                                                  --------

         Total current assets                                          434
                                                                  --------

Other property and investments                                      28,827
                                                                  --------


     Total Assets                                                $  29,261
                                                                  ========




Liabilities & Stockholder's Equity

Current liabilities:
    Accounts payable                                             $       4
                                                                  --------
                                                                         4

Deferred credits and other liabilities                               1,283
                                                                  --------

Stockholder's equity:
    Common stock & capital surplus                                  27,176
    Accumulated deficit                                             (1,838)
    Accumulated other comprehensive income                           2,636
                                                                  --------

         Total stockholder's equity                                 27,974
                                                                  --------


         Total Liabilities & Stockholder's Equity                $  29,261
                                                                  ========


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                                                                   Exhibit A-2

                          GPU DIVERSIFIED HOLDINGS LLC
                             Statement of Operation
                                   (Unaudited)





                                                Three Months      Six Months
                                                   Ended             Ended
                                                June 30, 2003    June 30, 2003
                                                -------------    -------------


Operating Revenues                                $    -            $    -


Operating Expenses                                       5                10
                                                   -------            ------


Operating Loss                                          (5)              (10)


Other Income and Expenses, Net                      (2,328)           (2,482)
                                                   -------            ------


Loss Before Income Taxes                            (2,333)           (2,492)


    Income tax                                        (817)             (871)
                                                   -------            ------


Net Loss                                          $ (1,516)          $(1,621)
                                                   =======            ======